Exhibit 5.1

November 5, 2009
Quicksilver Gas Services LP
c/o Quicksilver Gas Services GP LLC
777 West Rosedale Street
Fort Worth, Texas 76104

Re:	Registration on Form S-8 of 535,498 common units representing limited partner interests of Quicksilver Gas Services LP

Ladies and Gentlemen:

I am the General Counsel of Quicksilver Gas Services GP LLC, a Delaware limited liability company (the “Company”) and general partner of Quicksilver Gas Services LP (the “Partnership”), and have advised the Partnership in connection with the registration of 535,498 common units representing limited partner interests (the “Units”), of the Partnership pursuant to the Partnership’s Registration Statement on Form S-8 (the “Registration Statement”).

I have examined such documents, records, and matters of law as I have deemed necessary for purposes of this opinion.  Based on such examination and on the assumptions set forth below, I am of the opinion that the Units are duly authorized and, when issued and delivered in accordance with the provisions of the Partnership’s First Amended and Restated 2007 Equity Plan (the “Plan”) against payment of the consideration therefor as provided in the Plan, will be validly issued, fully paid, and nonassessable.

In rendering the foregoing opinion, I have assumed (i) the authenticity of all documents represented to me to be originals, the conformity to original documents of all copies of documents submitted to me, the accuracy and completeness of all limited liability company and partnership records made available to me by the Company or the Partnership and (ii) that the signatures on all documents examined by me are genuine and that, where any such signature purports to have been made in a corporate, governmental, fiduciary or other capacity, the person who affixed such signature to such document had authority to do so.

I have relied, as to certain matters of fact, without any independent investigation, inquiry or verification, upon statements or certificates of representatives of the Partnership and upon statements or certificates of public officials.  Where representatives of the Partnership have certified facts to the best of their knowledge, I have assumed the facts so certified to be true.

I express no opinion as to any matter which may be, or which purports to be, governed by the laws of any jurisdiction other than the federal laws of the United States of America and the Delaware Revised Uniform Limited Partnership Act, in each case as in effect on the date of this letter.

This opinion is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.  This opinion is furnished by me, as counsel to the Company, as the general partner of the Partnership, to you, solely for your benefit.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours, /s/ John C. Cirone John C. Cirone Senior Vice President, General Counsel and Secretary